Exhibits 10.3

Summary Description of Executive Officer

FY 2026 Short-term Incentive Cash Bonus Program

Confidential

This summary was prepared to provide a better understanding of The Greenbrier Companies, Inc. Short-term Incentive Cash Bonus Program. Greenbrier reserves the right to change or terminate the Program at any time for any reason. Participation in the Program does not give anyone the right to continued employment with The Greenbrier Companies, Inc.

Introduction

The Greenbrier Companies (“Company”) sets high goals for itself–goals that “stretch” Company performance to the next level. Our employees play an important role in helping the Company realize these goals. The Greenbrier Companies Short-term Incentive Cash Bonus Program (“Bonus Program”; “Program”) provides annual financial rewards when the Company achieves certain financial performance goals during the fiscal year (September 1- August 31).

The Bonus Program is a key component of total compensation for eligible employees who have a direct impact on the near-term performance of the Company. The Program is designed to align individual goals with Company financial goals and offer employees the opportunity to increase total annual cash compensation by meeting or exceeding these goals.

The goals are intended to promote teamwork and collaboration among employees and to encourage individual accountability. Financial goals support increasing our profitability and/or making better use of the money we invest in our business. There are a number of ways an individual can help the Company achieve these goals. Careful expense management, reducing waste, making effective use of supplies, avoiding injury and spending less by purchasing wisely can reduce our overall costs. Beyond cost management or simply working harder, individuals can make a significant contribution to our success through applying better methods and procedures, increasing productivity, implementing innovative ideas and thoughtful analysis to identify new opportunities. In other words, the quality and care with which an employee performs their daily responsibilities can make a significant difference to both the Company’s and the employee’s own personal financial success.

The detailed terms of the Program and the specific financial performance goals are confidential. The Program is subject to the administrative oversight of the Compensation Committee of Greenbrier’s Board of Directors (“Compensation Committee”), and their interpretation of the Program provisions is final. No employee receives any right to any bonus through this summary of the Program, or any other document until bonus awards have been approved and confirmed by the Compensation Committee.

How the Bonus Program Works Eligibility

Certain executives, managers and professional salaried employees who, as determined by the Company, directly impact the financial performance of the organization are eligible to participate in the Program. Determination of participation in this Program is at the sole discretion of the Company and is reviewed and determined on an annual basis. Eligibility is based on active, regular employment status and not being a participant in another bonus or incentive program.

When an employee first becomes eligible, their manager will notify them.

At times, special circumstances require a review of an individual’s Program eligibility. These include promotions, transfers, disability, etc. Exceptions must be approved by the Chief Executive Officer, the Chief HR Officer, or the Compensation Committee where applicable.

Individual Bonus Target

Every Program participant has an individual target incentive (“bonus target”), stated as a percentage of annual eligible earnings. Bonus target depends on job responsibilities and competitive compensation practices in the labor markets where we compete for talent. The employee’s manager will inform them of their bonus target percentage. Actual incentive payout may be less or greater than target, depending on Company and individual performance.

Individual bonus targets may change from year to year.

Performance Goals

Each year financial performance metrics are established and, where applicable, individual performance goals are agreed upon. The goals are aggressive and require a “stretch” by the organization to meet them. The final determination of financial goal achievement and adjustments, if any, for special and non-recurring items is the responsibility of the Compensation Committee.

Achievement of financial performance goals and management’s assessment of business unit and individual work performance or, where applicable, individual goal achievement will be used to determine payout.

Bonus Pool

A bonus pool will initially be calculated as the sum of individual bonuses payable under the terms of the Program, based on the achievement of financial performance goals and the formulas set forth in Attachment ‘A’. In consultation with and upon the recommendation of the Chief Executive Officer, the Compensation Committee may cap the aggregate amount of the bonus pool and adjust individual bonuses downward.

How Payouts Are Calculated

Upon completion of the Program Year, achievement against each of the financial performance measures is determined. For each performance measure, the percentage weighting is applied to the percentage of target that was actually achieved. The weighted performance measure results are added together to determine the total payout for the Program as a percentage of target. This Program percentage of target is used to determine the bonus pool. If results for performance measures are below threshold level, no payout will be made. Each performance measure is judged individually.

Management will review business group performance as well as each employee’s individual performance and individual goal achievement (if applicable) and determine final payout amounts.

Eligible Earnings

Eligible earnings are base salary amounts paid during the fiscal year (between the period September 1 and August 31), based on the contributions an eligible individual makes when active at work including any amount of base salary deferred to 401k, Nonqualified Deferred Compensation, Health Savings Account (HSA) or Flexible Spending Account (FSA) plans. Eligible earnings include overtime pay, shift premium and amounts paid under a PTO program or Extended Sick Leave (ESL) program, amounts paid for bereavement and/or jury service and any other payments to the extent required by law.

The following amounts are not considered base salary and are excluded from eligible earnings for purposes of Bonus Program calculations: PTO buy-back; equity compensation including dividend payments; incentive compensation; taxable addition for ESPP; other bonus amounts; relocation payments; auto and other allowances; premiums for international assignments; employer 401k match and employer HSA contributions; tuition assistance; severance; reimbursed business expenses; and amounts paid while the eligible employee was not actively at work (i.e. disability; workers compensation).

Payment and Taxation of Payouts

Annual incentive payouts are paid 2½ months after the end of the Program Year. Normally, the incentive payout will be treated as ordinary income in the calendar year it is paid and is subject to all statutorily required withholdings.

Employment at Will and Creditor Status

Nothing contained in this Program and no action taken pursuant to its provisions shall create a trust of any kind between the Company and any participants. To the extent that any participant acquires a right to receive payments from the Company under the Program, such right shall be no greater than the right of an unsecured creditor of the Company. Neither the right to receive a payment under this Program, nor any action taken because of the Program, shall give the employee any right to be retained in the employ of the Company or alter the employment-at-will relationship between an employee and Company (as applicable to US employees).

What Happens When

The employee is hired or promoted to an eligible position in the middle of the Program Year?

For new participants in a bonus eligible position with less than a full fiscal year of service, the bonus award will be prorated based on actual eligible earnings during the period beginning September 1 and ending August 31 (the “Program Year”). Employees hired in August will be eligible for the following year’s bonus program starting September 1.

Annual incentive program changes (to an individual’s target and/or performance metrics) associated with a promotion prior to August will become effective on the date of the promotion.

Annual incentive program changes (to an individual’s target and/or performance metrics) associated with a promotion in August will become effective in the new fiscal year beginning September 1. Annual incentive payout will be calculated based on eligible earnings for the Program Year. Individual targets and performance metrics will be applied pro-rata based on the effective date of the change.

Employee transfers between Corporate and/or Business Units during the Program Year?

Annual incentive payout will be calculated based on the employee’s eligible earnings for the year, and performance metrics will be applied pro-rata based on the effective date of the change. Management will collaborate between Corporate and/or the business unit(s) in the assessment of individual performance. Annual incentive program changes associated with a transfer in August, will become effective in the new fiscal year beginning September 1.

Employee takes a leave of absence (including short-term disability, long-term disability, paid and unpaid leave, military leave and/or FMLA)?

The amount of annual incentive payout calculated, if any, will be prorated based on eligible earnings for the time actually worked during the Program Year.

Employment ends prior to the payment of bonus?

Except as set forth below or in another Company agreement, plan or policy covering an employee, an employee who voluntarily resigns or is involuntarily terminated prior to the date bonus payments are made will not receive a bonus award unless otherwise required by applicable country-specific or statutory regulations.

Employment ends due to Retirement?

If, during a Program Year, an employee’s employment terminates as a result of that employee’s Retirement (as defined below), the employee will remain eligible to receive a bonus payment as if such employment had not terminated, provided that the employee executes a general release of claims, containing restrictive covenants, and in the form provided by the Company, within 21 calendar days (or 45 calendar days if necessary to comply with applicable law, as determined by the Program administrator in its discretion) after such termination and, if the employee is entitled to a seven calendar day post-signing revocation period under applicable law, does not revoke such release during such seven calendar day period. The bonus payment will be prorated based on eligible wages earned during the Program Year prior to such termination. For this purpose, “Retirement” means a termination of the employee’s service voluntarily by the employee on or after the date that the sum of the employee’s (1) age (rounded down) plus (2) years of service with the Company or its subsidiaries (rounded down) equals or exceeds 70. If the employee’s service previously terminated and the employee recommenced service with the Company or its subsidiaries more than one year after the termination date, the period of such previous service will not count towards years of service. If the employee’s service previously terminated and the employee recommenced service with the Company or its subsidiaries within one year or less of the termination date, the period of such previous service will count towards years of service. For subsidiaries acquired by the Company, only employees of such subsidiary who were employed on the date of the closing of the acquisition of such subsidiary will be given credit for years of service with such subsidiary prior to the date of such closing. In order for an employee to incur a Retirement for purposes of this Program, the employee must notify the Company of such anticipated Retirement at least 6 months prior to the effective date of such Retirement.